Ben Franklin/Progress
Capital Fund, L.P.
(a limited partnership)
Consolidated Financial Statements
for the Years Ended
December 31, 2000, 1999 and 1998

Ben Franklin/Progress Capital Fund, L.P.
(a limited partnership)

Table of Contents
--------------------------------------------------------------------------------
                                                                                Page(s)
Report of Independent Accountants                                                  1

Consolidated Statements of Assets, Liabilities and Partners' Capital,
    December 31, 2000 and 1999                                                     2

Consolidated Schedules of Investments, December 31, 2000 and 1999                3 - 5

Consolidated Statements of Operations for the years ended December 31,
    2000, 1999 and 1998                                                            6

Consolidated Statements of Changes in Partners' Capital for the years ended
    December 31, 2000 and 1999                                                     7

Consolidated Statements of Cash Flows for the years ended December 31,
    2000, 1999 and 1998                                                            8

Notes to Consolidated Financial Statements                                      9 - 13


                        Report of Independent Accountants


To The Partners of
Ben Franklin/Progress Capital Fund, L.P.
(a limited partnership)


In our opinion, the accompanying consolidated statements of assets, liabilities and partners' capital, including the consolidated schedules of investments, and the related consolidated statements of operations, changes in partners' capital, and cash flows present fairly, in all material respects, the financial position of Ben Franklin/Progress Capital Fund, L.P., and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these consolidated statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included verification, by physical examination or correspondence with the custodian, of investments owned as of December 31, 2000 and 1999. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

January 15, 2001

Ben Franklin/Progress Capital Fund, L.P.
(a limited partnership)

Consolidated Statements of Assets, Liabilities and Partners' Capital
December 31, 2000 and 1999
-------------------------------------------------------------------------------------------------------

                                                                         2000                   1999

Assets:
  Venture capital investments, at fair value                         $ 4,134,703           $ 9,830,314
  Cash and temporary investments                                       1,503,156             2,258,034
  Interest receivable                                                     95,458                40,191
  Other assets                                                            85,895                59,878
                                                                     -----------           -----------
      Total assets                                                   $ 5,819,212           $12,188,417
                                                                     ===========           ===========
Liabilities:
  Deferred fees                                                                -           $    20,992
  Accrued expenses                                                   $    17,000                15,000
                                                                     -----------           -----------
      Total liabilities                                                   17,000                35,992
                                                                     -----------           -----------
Net assets represented by partners' capital:
  Contributed capital, net of syndication costs                        5,424,565             5,424,565
  Distributions to partners                                           (1,500,000)                    -
  Net operating income before changes in investment
      valuation                                                          212,465                 3,351
  Net realized gain on investment                                      2,243,268               269,194
  Net unrealized (depreciation) appreciation on investments             (578,086)            6,455,315
                                                                     -----------           -----------
      Total partners' capital                                          5,802,212            12,152,425
                                                                     -----------           -----------
      Total liabilities and partners' capital                        $ 5,819,212           $12,188,417
                                                                     ===========           ===========

















                                    See accompanying notes to consolidated financial statements.

Ben Franklin/Progress Capital Fund, L.P.
(a limited partnership)

Consolidated Schedule of Investments
December 31, 2000
------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Unrealized
                                                                                                  Carrying       Appreciation
            Company                            Description                         Cost             Value       (Depreciation)
Alpine Medical LLC               10% - 12% convertible subordinated note
                                   with warrants to purchase 157,358 shares
                                   of Class A units at $0.01 per share          $ 500,000         $ 500,000               -

American Compliance Systems      11% subordinated note with warrants to
                                   purchase 27,529 shares of common stock
                                   at $7.265 per share                            400,000           400,000               -

Analytical Graphics, Inc.        Warrants to purchase 57,374 shares of
                                   common stock at $3.34 per share,                     -                 -               -

AnswerNet, Inc.                  12% subordinated note with warrants to
                                   purchase 27,493 shares of common stock
                                   at $9.09 per share                             500,000           500,000               -

CEMA Technologies, Inc.          10% subordinated note with warrants to
                                   purchase 48,533 shares of Series G
                                   preferred stock at $0.01 per share             300,000           300,000               -

                                 Warrants to purchase 17,333 shares of
                                   Series G preferred stock at $0.01
                                   per share                                            -                 -               -

                                 Warrants to purchase 44,000 shares of
                                   Series H preferred stock at $0.01
                                   per share                                            -                 -               -

Fiberlink Communications         12% subordinated note with warrants to
 Corporation                       purchase 132,979 shares of common
                                   stock at $1.88 per share                       500,000           500,000               -

Homes for Living, Inc.           10% subordinated note with warrants to
                                   purchase 12,500 shares of Class A
                                   convertible preferred stock at $12.00
                                   per share                                      300,000           300,000               -

Internet Capital Group, Inc.
 (Nasdaq: ICGE)                  12,412 shares of common stock                     62,789            44,703       $ (18,086)

Orthovita, Inc.                  Warrants to purchase 20,000 shares of
 (Nasdaq: VITA)                    common stock at $10.50 per share                     -                 -               -








                                    See accompanying notes to consolidated financial statements.

                                       -3-

Ben Franklin/Progress Capital Fund, L.P.
(a limited partnership)

Consolidated Schedule of Investments
December 31, 2000
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                    Unrealized
                                                                                                      Carrying     Appreciation
              Company                                Description                        Cost            Value     (Depreciation)
Prima Facie, Inc.                   7.5% subordinated note with warrants to
                                       purchase 357,692 shares of Series E
                                       convertible preferred stock at $1.30
                                       per share                                     $  500,000      $   140,000    $(360,000)

                                     8% convertible note with warrants to
                                       purchase a number of shares of common
                                       stock to be determined by a formula
                                       based on Prima Facie, Inc.'s next
                                       financing                                        200,000                -     (200,000)

Rankin Corporation                  10% subordinated note with warrants to
                                       purchase 191,832 shares of common
                                       stock at $1.09 per share                         300,000          300,000            -

RealTIME Media, Inc.                338,000 shares of Series A preferred stock          650,000          650,000            -

The Translation Group Ltd.          125,000 shares of redeemable convertible
                                       preferred stock with an 8% dividend              500,000          500,000            -
                                                                                     ----------       ----------    ---------
                                                                                     $4,712,789       $4,134,703    $(578,086)
                                                                                     ==========       ==========    =========






                                    See accompanying notes to consolidated financial statements.

                                       -4-

Ben Franklin/Progress Capital Fund, L.P.
(a limited partnership)

Consolidated Schedule of Investments
December 31, 1999
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Unrealized
                                                                                                  Carrying       Appreciation
            Company                            Description                         Cost             Value       (Depreciation)
Analytical Graphics, Inc.     Warrants to purchase 57,374 shares of
                               common stock at $3.34 per share,                $ 374,999         $ 374,999      $          -

CEMA Technologies, Inc.       10% subordinated note with warrants to
                               purchase 48,533 shares of Series G
                               preferred stock at $0.01 per share                300,000           300,000                 -

                              Warrants to purchase 17,333 shares of
                               Series G preferred stock at $0.01 per share             -                 -                 -

                              Warrants to purchase 44,000 shares of Series H
                               preferred stock at $0.01 per share                      -                 -                 -

Fiberlink Communications
  Corporation                 12% subordinated note with warrants to
                               purchase 132,979 shares of common stock
                               at $1.88 per share                               500,000            500,000                 -

Homes for Living, Inc.        10% subordinated note with warrants to
                               purchase 12,500 shares of Class A
                               convertible preferred stock at $12.00 per share  300,000            300,000                 -

Internet Capital Group, Inc.
  (Nasdaq: ICGE)              49,412 shares of common stock                     250,000          5,803,587         5,553,587

Orthovita, Inc.               Warrants to purchase 20,000 shares of
                               common stock at $10.50 per share                       -                  -                 -

Prima Facie, Inc.             7.5% subordinated note with warrants to           500,000            500,000                 -
                               purchase 357,692 shares of Series E
                               convertible preferred stock at $1.30 per share   200,000            200,000                 -

                              8% convertible note with warrants to purchase
                               a number of shares of common stock to be
                               determined by a formula based on
                               Prima Facie, Inc.'s next financing                     -                  -                 -

Rankin Corporation            10% subordinated note with warrants to
                               purchase 191,832 shares of common stock
                               at $1.09 per share                               300,000            300,000                 -

RealTIME Media, Inc.          84,500 shares of Series A preferred stock         650,000            650,000                 -

VerticalNet, Inc.
 (Nasdaq: VERT)               6,200 shares of common stock                            -            901,728           901,728
                                                                              ----------        ----------        ----------
                                                                              $3,374,999        $9,830,314        $6,455,315
                                                                              ==========        ==========        ==========





                                    See accompanying notes to consolidated financial statements.

                                       -5-

Ben Franklin/Progress Capital Fund, L.P.
(a limited partnership)

Consolidated Statements of Operations
For the years ended December 31, 2000, 1999 and 1998
-----------------------------------------------------------------------------------------------------------------
                                                                     2000                1999             1998
Revenue:
  Interest income                                                $   490,624         $  346,113         $227,109
  Advisory fee income                                                 25,992             11,004            8,004
                                                                 -----------         ----------         --------
                                                                     516,616            357,117          235,113
                                                                 -----------         ----------         --------

Operating expenses:
  Management fee (Note 3)                                            271,500            271,500          269,625
  Professional fees                                                   28,912             15,490           19,440
  Amortization of organization and start-up costs                      6,642              6,582            6,612
  Other                                                                  448                164            2,642
                                                                 -----------         ----------         --------
                                                                     307,502            293,736          298,319
                                                                 -----------         ----------         --------

        Net operating income (loss) before
          change in investment valuation                             209,114             63,381          (63,206)
                                                                 -----------         ----------         --------
Net change in investment valuation:
  Net realized gain from investments                               1,974,074           269,194                 -
  Unrealized (depreciation) appreciation                          (7,033,401)         6,455,315                -
                                                                 -----------         ----------         --------
       Net (decrease) increase in investment valuation            (5,059,327)         6,724,509                -
                                                                 -----------         ----------         --------
Net (decrease) increase in partners' capital
  resulting from operations                                      $(4,850,213)        $6,787,890         $(63,206)
                                                                 ===========         ==========         ========




                                    See accompanying notes to consolidated financial statements.

                                       -6-

Ben Franklin/Progress Capital Fund, L.P.
(a limited partnership)

Consolidated Statements of Changes in Partners' Capital
For the years ended December 31, 2000 and 1999
------------------------------------------------------------------------------------------------------------------------
                                                                            Special
                                                         General            Limited          Limited
                                                         Partner            Partner         Partners            Total
Balance as of December 31, 1998                         $   35,600       $  390,999        $3,127,936        $3,554,535
Partners' contributions                                     18,100          199,100         1,592,800         1,810,000
Net increase in partners' capital resulting
from operations                                          1,192,784          803,877         4,791,229         6,787,890
                                                        ----------       ----------        ----------       -----------
Balance as of December 31, 1999                          1,246,484        1,393,976         9,511,965        12,152,425
Distributions to Partners                                  (15,000)        (165,000)       (1,320,000)       (1,500,000)
Net decrease in Partners' capital resulting
 from operations                                          (863,336)        (574,263)       (3,412,614)       (4,850,213)
                                                        ----------       ----------        ----------       -----------
Balance as of December 31, 2000                         $  368,148       $  654,713        $4,779,351        $5,802,212
                                                        ==========       ==========        ==========       ===========





















                                    See accompanying notes to consolidated financial statements.

                                       -7-

Ben Franklin/Progress Capital Fund, L.P.
(a limited partnership)

Consolidated Statements of Cash Flows
For the years ended December 31, 2000 and 1999
-----------------------------------------------------------------------------------------------------------------
                                                                     2000               1999               1998
Cash flows from operating activities:
 Net (decrease) increase in partners' capital resulting
   from operations                                              $(4,850,213)        $ 6,787,890      $   (63,206)
 Net decrease (increase) in investment valuation                  5,059,327          (6,724,509)               -
 Amortization of organization and start-up costs                      6,642               6,582            6,612
 Amortization of deferred fees                                      (20,992)            (11,274)          (8,004)
 Changes in partnership assets and liabilities:
   Other assets                                                          25             (39,730)          20,000
   Interest receivable                                              (55,267)             (9,203)         (30,988)
   Accrued expenses                                                   2,000               4,300            6,700
   Deferred fees                                                          -                   -           15,000
                                                                -----------         -----------      -----------
       Net cash provided by (used in) operating activities          141,522              14,056          (53,886)
                                                                -----------         -----------      -----------
Cash flows from investing activities:
 Venture capital investments                                     (1,900,000)         (1,900,000)      (2,050,000)
 Proceeds from sale and repayment of venture
   capital investments                                            2,463,600           1,594,195                -
 Organization costs                                                       -                   -           (1,049)
                                                                -----------         -----------      -----------
       Net cash provided by (used in) investing activities          563,600            (305,805)      (2,051,049)
                                                                -----------         -----------      -----------
Cash flows from financing activities:
 Distributions to Partners                                       (1,500,000)                  -                -
 Partners' contributions                                             40,000           1,810,000        1,860,000
                                                                -----------         -----------      -----------
       Net cash (used in) provided by financing activities       (1,460,000)          1,810,000        1,860,000
                                                                -----------         -----------      -----------
       Net (decrease) increase in cash and
         temporary investments                                     (754,878)          1,518,251         (244,935)
Cash and temporary investments at beginning of year               2,258,034             739,783          984,718
                                                                -----------         -----------      -----------
Cash and temporary investments at end of year                   $ 1,503,156         $ 2,258,034      $   739,783
                                                                ===========         ===========      ===========
Supplemental disclosures:
 Interest paid                                                  $         -         $         -      $     2,422
                                                                ===========         ===========      ===========
Supplemental disclosure of noncash investing activity:
 (Satisfaction) issuance of indebtedness to
   related party (Note 3)                                       $         -         $  (500,000)     $   500,000
                                                                ===========         ===========      ===========
   Sale of investment for receivable                            $    72,674         $         -      $         -
                                                                ===========         ===========      ===========




                                    See accompanying notes to consolidated financial statements.

                                       -8-

Ben Franklin/Progress Capital Fund, L.P.
(a limited partnership)
Notes to Consolidated Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

1. Organization and Operations

   Ben Franklin/Progress Capital Fund, L.P. (the Partnership) was formed on December 30, 1997 for the purpose of operating as a venture capital fund providing primarily subordinated debt financing for early-stage, technology-based companies in the Mid-Atlantic region. The Partnership will be terminated on December 30, 2007, in accordance with the provisions of the Partnership Agreement, unless extended by the General Partner, with the consent of a majority of the Limited Partners, for up to three additional, one-year periods.

   The General Partner of the Partnership, Progress Capital, L.P., is responsible for the management and operation of the Partnership, including the appointment of an outside management company, if desired, to handle the general and administrative functions of the Partnership.

   The General Partner is also responsible for appointing an Advisory Board (the Board) made up of between three and seven people. The Board, for all periods presented herein, had five members. The duties of the Board include consultation and advice concerning the Partnership's investment strategy, discussions concerning potential conflicts of interest, referral of investment opportunities to the Partnership and such other advice and counsel as is requested by the General Partner in connection with the Partnership's investments and other Partnership matters.

   The Special Limited Partner in the Partnership is Ben Franklin Technology Center of Southeastern Pennsylvania. The General Partner's interest in the Partnership is 1% and the Limited Partners' interest, including the Special Limited Partner, is 99%.

2. Summary of Significant Accounting Policies

   (a) Basis of Presentation

       The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, a Delaware C-corporation. All significant intercompany transactions and accounts have been eliminated.

   (b) Cash and Temporary Investments

       Partnership cash is invested in a certificate of deposit with an original maturity of less than 90 days and in an interest-bearing money market fund at Progress Bank (Note 3). At times, bank deposits may be in excess of federally insured limits.

Ben Franklin/Progress Capital Fund, L.P.
(a limited partnership)
Notes to Consolidated Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

   (c) Valuation of Venture Capital Investments

       Venture capital investments are recorded at fair value as determined in good faith by the General Partner. If no public market exists for the venture capital investments, fair value is determined by taking into consideration the cost of the investments, subsequent developments concerning the companies to which the investments relate, any financial data and projections of such companies provided to the General Partner, and such other factors as the General Partner may deem relevant. Due to the inherent uncertainty of such valuation, these estimated fair values may differ significantly from the values that would have been used had a ready market for certain of these investments existed. The difference could be material.

       The Partnership records no value for warrants received in an investment transaction with a private company due to the lack of marketability and liquidity of such investment security. The fair value of investments traded in the public market is determined using the closing market price on the balance sheet date. Investments traded in the public market that are restricted as to the sale of such investments are generally discounted by 30%, to reflect the lack of immediate marketability.

       Principal payments on the subordinated debt and redeemable preferred shares continue through June 2005. Generally, interest on the subordinated debt is payable monthly or quarterly.

   (d) Deferred Fees

       Deferred fees represent amounts received by the Partnership as loan placement fees from two of their portfolio investments. The amounts will be recognized ratably over the lives of the loans, which are five years and two-and-a-half years.

   (e) Partners' Capital

       Limited and General Partners' Capital Contributions are recorded when due. Total Committed Capital of the Limited Partners at December 31, 2000 is $8,959,500, of which $5,375,700 has been called and received. In addition, total Committed Capital of the General Partner at December 31, 2000 is $90,500, of which $54,300 has been called and received.

Ben Franklin/Progress Capital Fund, L.P.
(a limited partnership)
Notes to Consolidated Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

       Committed capital is reconciled to partners' capital at December 31, 2000 as follows:
                                                                     Special
                                                       General       Limited        Limited
                                                       Partner       Partner       Partners         Total
       Committed capital                             $  90,500     $1,000,000    $ 7,959,500   $ 9,050,000
       Less amount not yet called                      (36,200)      (402,700)    (3,181,100)   (3,620,000)
                                                     ---------     ----------    -----------   -----------
       Capital contributions                            54,300        597,300      4,778,400     5,430,000
       Distributions to partners                       (15,000)      (165,000)    (1,320,000)   (1,500,000)
       Syndication costs                                     -           (623)        (4,812)       (5,435)
       Net realized gain on investments                394,660        266,910      1,581,698     2,243,268
       Net unrealized depreciation on investments     (104,055)       (69,370)      (404,661)     (578,086)
       Net operating income before changes in
        investment valuation                            38,243         25,496        148,726       212,465
                                                     ---------     ----------    -----------   -----------
          Balance as of December 31, 2000            $ 368,148      $ 654,713    $ 4,779,351   $ 5,802,212
                                                     =========     ==========    ===========   ===========


       Partnership profit and loss, in all cases, will be allocated to each partner in accordance with the Partnership Agreement. Net profits will be allocated in the following manner: first, to all Partners up to an aggregate amount equal to previously allocated net losses; second, 100% to the Limited Partners in proportion to their Capital Contribution until they have been allocated an amount equal to 10% of their aggregate Capital Contributions; third, 100% to the General Partner and the Special Limited Partner until they have been allocated an amount equal to 2.5% of the aggregate Capital Contributions of all Limited Partners, with the General Partner and the Special Limited Partner sharing such allocation 85% to the General Partner and 15% to the Special Limited Partner; and fourth, 80% to the Partners in proportion to their Partnership percentages and 20% to the General Partner. The General Partner and the Special Limited Partner shall share such allocation 85% to the General Partner and 15% to the Special Limited Partner. Net loss shall be allocated first to offset any net income previously allocated and then to the Partners in proportion to their Partnership percentages.

   (f) Syndication Costs

       Syndication costs consist of fees and expenses incurred in connection with the offering of limited partnership interests. Syndication costs are presented in the accompanying financial statements as a reduction of partners' capital.

   (g) Income Taxes

       A provision for income taxes is not included in the accompanying financial statements, since Partnership earnings or losses are allocated to the partners for inclusion in each partner's separate tax return.

Ben Franklin/Progress Capital Fund, L.P.
(a limited partnership)
Notes to Consolidated Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

   (h) Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

       As further discussed above under Valuation of Venture Capital Investments, the Partnership uses specific criteria to determine the fair value of its investment portfolio. In many instances, there are no readily ascertainable fair values for certain investments. In these instances, management estimates fair value using current financial and operating information available to them. The actual proceeds realized upon the disposition of these investments could differ significantly from their carrying values.

   (i) Reclassifications

       Certain prior year amounts have been reclassified to conform to the current year presentation.

3. Related Parties

   As permitted by the Partnership Agreement, the General Partner of the Partnership, Progress Capital, L.P., has entered into an agreement with Progress Capital Management, Inc. to provide management services to the Partnership. Progress Capital, Inc., the general partner of Progress Capital, L.P., and Progress Capital Management, Inc. are wholly-owned subsidiaries of Progress Financial Corporation. Progress Capital Management, Inc. receives a fee for performing these services as stated in the Partnership Agreement. This fee is 3% of the aggregate Capital Commitments of the Partnership for the first seven years of the Partnership, 2.5% of the aggregate Capital Commitments of the Partnership for the eighth year, 2.0% of the aggregate Capital Commitments of the Partnership for the ninth year, and 1.5% of the aggregate Capital Commitments of the Partnership for each year thereafter. The fee is based on the committed capital as of the first day of the quarter. The fee for 2000 and 1999 was $271,500 each year.

   On June 4, 1998, the Partnership borrowed $400,000 from Progress Financial Corporation. The money was fully repaid on June 30, 1998, with interest at the prime rate.

   As of December 31, 1998, the Partnership owed Progress Bank, a wholly-owned subsidiary of Progress Financial Corporation, $500,000 related to a larger loan made by Progress Bank to VerticalNet, Inc. in which the Partnership's amount was $500,000. As part of this loan transaction, the Partnership received a warrant for 4,150 shares of common stock of VerticalNet, Inc. The loan was repaid in full by VerticalNet, Inc. to Progress Bank early in 1999 and, therefore, the Partnership's debt to Progress Bank was satisfied.

Ben Franklin/Progress Capital Fund, L.P.
(a limited partnership)
Notes to Consolidated Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

   Several of the companies in which the Partnership has investments as of December 31, 2000, have credit facilities with Progress Bank.

   During 2000, the Partnership had investments in CEMA Technologies, Inc. Prima Facie, Inc, RealTIME Media Inc., American Compliance Systems and Alpine Medical LLC, to which Progress Financial Corporation has provided credit facilities. During 1999, the Partnership had investments in CEMA Technologies, Inc. and Tryum Corporation, to which Progress Financial Corporation has provided credit facilities.

   The Partnership's cash and temporary investment balances at December 31, 2000 and 1999 are held in accounts with Progress Bank.

4. Realized Gains and Losses on Investments

   The Partnership recorded the following realized gains and losses for the year ended December 31, 2000:
                                                               Net                               Realized
                                                             Proceeds            Cost           Gain (Loss)
   Internet Capital Group, Inc.                             $1,100,899         $187,211           $ 913,688
   Vertical Net, Inc.                                        1,012,357                -           1,012,357
   World Gaming, Inc.                                           48,029                -              48,029
                                                            ----------         --------          ----------
                                                            $2,161,285         $187,211          $1,974,074
                                                            ==========         ========          ==========